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HALLIBURTON COMPANY

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DAVID ALLEN SMITH

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Editorial Contact: FOR IMMEDIATE RELEASE	David A. Smith 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-6032 editor@HALwhistleblowers.org

Halliburton Shareholder Questions Regulatory Investigations' Pace,
Cites SEC Chairman Cox's Pro-Corporate Stance While in Congress;
"One More Set of E-Mails the GOP Leadership Has Ignored," Says Smith

ALEXANDRIA, VIRGINIA, October 2, 2006 --- David A. Smith, the Halliburton shareholder who received mis-directed e-mails intended for David R. Smith, Vice President of Tax at Halliburton, today repeated his call for the so-called Republican leadership in Congress to vote to hold oversight hearings into allegations that the Company used off-shore, off-balance sheet funds to bribe officials in Nigeria and elsewhere.

"The last time I checked, Article II, Section 4 of the United States Constitution reads as follows: 'The President, Vice President and all civil Officers of the United States, shall be removed from Office on Impeachment for, and Conviction of, Treason, Bribery, or other high Crimes and Misdemeanors.' Bribery is specifically listed out by the Founders, right behind Treason. Article I, Section 2 vests the House of Representatives with the sole power of drafting articles of Impeachment, and Section 3 vests the Senate with the sole authority to try Impeachment cases."

"After the mid-terms in November, we may be faced with a 50-50 split in the Senate - meaning the Vice President's Constitutional role as the President of the Senate would become extremely important for casting tie-breaking votes. I think the American public deserves to know - before the mid-terms - whether schemes to bribe foreign officials were under way during the Vice President's tenure as CEO of Halliburton. I also believe Halliburton's shareholders have a right to know where the Vice President - not his professional mouthpieces - stands on the issue of his handpicked executive management team's conduct at Halliburton, with respect to the Foreign Corrupt Practices Act matters."

Halliburton Creates Overseas Abramoffs,
Deals with "Unsavory Characters," Smith Says

In an appearance on Meet the Press with respected moderator Tim Russert on September 16, 2001, Vice President Cheney said: "You need to have on the payroll some very unsavory characters if, in fact, you're going to be able to learn all that needs to be learned in order to forestall these kinds of activities. It is a mean, nasty, dangerous dirty business out there, and we have to operate in that arena. I'm convinced we can do it; we can do it successfully."

Smith wryly notes: "It sounds to me as if the Vice President was speaking from long and personal experience when it comes to having on the payroll 'some very unsavory characters'. It strikes me as supremely ironic that Halliburton has tried to disavow knowledge of the purportedly 'rogue' activities of some of its executives and agents in Nigeria and elsewhere, and that - thus far - only a couple of these 'rogue' executives have been disciplined by the Company, the much-touted Code of Business Conduct notwithstanding." Smith points to the Company's actions against A. Jack Stanley, former head of the KBR unit: "What's next? Dave Lesar giving the Iran-Contra mea culpa speech, telling Halliburton shareholders that his heart and his best intentions tell him that Halliburton did not violate the FCPA, but the facts and the evidence tell him otherwise?"

"As a Halliburton shareholder, I want to see Halliburton's products and services exported overseas - not the Abramoff Agenda of bribing public officials."

Smith adds, "David R. Smith was brought into Halliburton's senior executive management circle on Cheney's watch. The Executive Employment Agreement between Dresser Industries and David R. Smith is dated September 29, 1998 (during Cheney's tenure as CEO). At Section 1.3 of that Agreement, David R. Smith is obliged to 'comply with and be subject to such policies and procedures as Halliburton Company ('Halliburton') or Employer may establish from time to time, including, without limitation, the Halliburton Company Code of Business Conduct (the 'Code of Business Conduct').' I think that Vice President Cheney - and not his professional mouthpieces - should be front and center on the issue of the tax evasion and Foreign Corrupt Practices Act matters implicated by the mis-directed e-mails. The Halliburton counterparty who signed David R. Smith's Employment Agreement was Cheney's handpicked successor, the current CEO, David J. Lesar. As the Scooter Libby indictment drives home, the management team that an executive surrounds himself or herself with reflects on the business judgment of the principal involved. Here, I think the Vice President has some explaining to do to Halliburton's shareholders with respect to his executive management picks while at the helm of Halliburton."

Smith adds, "I suspect that the American investing public - including Halliburton's shareholders - are wise now to the whole plausible deniability gambit. I think it's high time that the Vice President be accountable for his management decisions at Halliburton. If a sitting President can be questioned under oath about sexual harassment allegations, I think it's safe to say that the precedent has been firmly established that a mere Vice President can be questioned about allegations of FCPA violations and tax evasion that allegedly took place on his watch as the CEO of an American company."

Republican Congressman Cox - Now SEC Chairman Cox - Co-Authored the PSLRA,
Helped Managed House Override of President Clinton's Veto;
Smith Says He's Concerned That SEC Investigation Is Moving Too Slowly

Smith points out that during his tenure as a member of the House GOP "leadership," Republican Congressman Christopher Cox - now the Chairman of the SEC - was a principal author of the so-called Private Securities Litigation Reform Act, or PSLRA.

Developed as part of the so-called Contract with America, the PSLRA was one of only two bills to be passed over President Clinton's veto during his term in office.

"Congressman Cox once taught Federal tax law at Harvard Business School. I'd think he would take a special interest in the tax implications of Halliburton's alleged use of off-shore, off-balance-sheet funds to bribe overseas officials. Congressman Cox chaired the House Republican Policy Committee, the 5th-ranking position in the House GOP 'leadership'. I'd think he'd take a particular interest in the public policy implications of having a brand-name American corporation bribing foreign officials, and then disavowing knowledge of their 'rogue' agents' activities. He chaired the House Committee on Homeland Security. I'd think he'd have a particular interest in the poisonous ramifications of exporting the Abramoff Agenda, methods, and practices to fledgling democracies overseas. After all, we've all seen how propping up 'unsavory characters' like Noriega, Marcos, bin Laden, Hussein, and others can come back to bite America later on down the road."

"But I digress. Congressman Cox - now SEC Chairman Cox - helped pass the 'automatic stay' on discovery as part of the PSLRA. That provision has been wielded by corporate scofflaws and their white shoe, white collar crime defense lawyers, to attempt to conceal evidence of corporate wrongdoing. The Honorable Melinda Harmon, United States District Court Judge, was required to decide an 'automatic discovery stay' argument from Enron's lawyers, who were desperately seeking to keep certain evidence from seeing the light of day. So, too, did the judge in the Bernie Ebbers/WorldCon - excuse me, WorldCom - litigation. Maybe it's time for the GOP 'leadership' to concede the obvious: the 'automatic stay' on discovery is bad public policy. Perhaps Chairman Cox will take the lead in urging his former colleagues in the House 'leadership' to schedule a repeal, now that he's had time to study the issue from inside the regulatory agency charged with keeping the American investing public safe from the likes of Kenny Boy Lay and Bernie Boy Ebbers."

The Cox-sponsored automatic stay on discovery is codified at Title 15 U.S.C., Section 78u-4(b)(3). "I'd call that Cox's Cock-up of investor protections," says Smith. "And if the current Congressional leaders fail to repeal it, I'd be apt to call it Boehner's Bone-headed Bungle of restoring investor protections, or Hastert's Helping Hand to Halliburton Hacks. From my point of view, Congressman Cox assaulted investor protections as part of a partisan, pro-corporate sop in the immediate aftermath of the 1994 mid-terms. By depriving investors of valuable discovery tools, this ill-advised piece of legislation aided and abetted the accounting scandals that began to emerge within a matter of years. Supreme Court Justice Brandeis was absolutely spot on the money when he wrote that 'Sunshine is said to be the best of disinfectants,' yet so-called leaders of my party created the perfect conditions for a fungus to grow throughout Corporate America."

"In any event, I'm puzzled as to why Congressman/Chairman Cox's Division of Enforcement at the SEC has taken so long to produce tangible fruits to its FCPA and related investigations into Halliburton's conduct. Last week, I submitted a Freedom of Information Act request, seeking all Comment Letters sent to Halliburton by the SEC Staff from January 20, 2001 to the date of the request. This would encompass the entire timeframe during which the current Administration has been in charge of the Executive branch of our Government. I trust that the response to my FOIA request will be prompt, and will allay all my concerns that the SEC has gone easy on the Vice President's former company - and will also clearly show tangible, concrete efforts to enforce our nation's securities laws at Halliburton. Failing that, I think Congressman Cox should publicly explain the length of time these investigations are taking, and I think he should recuse himself from all Commission votes pertaining to these matters." Congressman Cox was appointed to Chair the SEC by President Bush on June 2, 2005 - following Harvey Pitt and William Donaldson.

"Just to be sure that the SEC isn't going easy on the Vice President's former company, I think the current 'leadership' in Congress should schedule oversight hearings. Lest they profess their desire to refrain from interfering with an 'ongoing investigation,' I would point to how quickly they subpoenaed the key actors in the Hewlett Packard drama. Years have passed where the 'ongoing' Halliburton investigations are concerned. Mere days passed in the H-P flap before the Congressional 'leadership' swung into action. I make this call as a moderate and loyal Republican - but more importantly, as a loyal and patriotic American, and as an investor who expects the SEC and the Congressional oversight committees to do the job we pay them to do."

"In the wake of last week's Mark Foley flap, I can't help but wonder if the mis-directed e-mails I received and reported are just one more set of e-mails the GOP 'leadership' has willfully ignored," say Smith.

Halliburton Mouthpiece Sings Familiar Song, Tone-Deafly, Says Smith

Smith chuckles, and says: "I honestly had to laugh when Ms. Cathy Mann, Halliburton's spokeswoman, sang the chorus of the tired old PR hymn commonly known as 'Completely Without Merit'. You'd think that corporate mouthpieces would have realized by now that the tobacco companies' re-mix of that song has made it a laughable, threadbare tune."

"In fact, most Americans probably now know the next verse completely by heart. It goes something like this: 'On the advice of counsel, I respectfully assert my Fifth Amendment rights against self-incrimination,' or some variant re-mix thereof. In fact, we heard the H-P re-mix just last week, after the so-called Congressional 'leadership' rushed to schedule oversight hearings into a matter that is a fraction as stale as the Halliburton investigation."

"Before Ms. Mann sings the 'Completely Without Merit' chorus again, she may wish to note that the recipient list that was supposed to include David R. Smith (VP of Tax at Halliburton) also included Halliburton's internal and external PR folks, and the Blackberry and e-mail records of those PR spinmeisters are discoverable during civil litigation - the obstacles erected by the 'automatic stay' on discovery under the Cox-sponsored PSLRA notwithstanding."

"Or, put another way: I'm a Harvard-educated hillbilly, so to speak. When Ms. Mann says my claims are 'Completely Without Merit,' she is accusing me of making false statements to Federal agents, and I'm not one to stand idly by and let a well-paid corporate mouthpiece make that claim unchallenged. Ms. Mann chooses to make ends meet and pay her bills as the paid spokesperson for Halliburton. I assume that Ms. Mann's official statements on behalf of Halliburton are covered under the Directors' and Officers' liability insurance coverage in place at Halliburton, and I invite her to retract her statements to the effect that my claims are 'Completely Without Merit'."

Halliburton Mouthpiece Need Only Look to Halliburton Director Lawrence Eagleburger
And His Three Sons (Also Named Lawrence Eagleburger)
For Mistaken Identity E-Mails, Smith Says

"As for Ms. Mann's incredulity regarding my claims, I would simply point out that former Halliburton Director Lawrence S. Eagleburger named all three of his sons Lawrence Eagleburger, with different middle names. I would hazard a guess and say that - every once in a while - each of the four Lawrence Eagleburgers accidentally gets mis-directed e-mails or snail mail, intended for another member of his family. Similarly, I received the mis-directed e-mails I said I received, and those e-mails laid bare a legal, lobbying, and public relations strategy regarding Halliburton's dealings in Nigeria."

"The numeral 5 was appended to my external Halliburton e-mail address, signifying that there were at least 5 David Smiths working for the Company when my e-mail account was created. If Ms. Mann can believe that four Lawrence Eagleburgers - who do not work for the same company - receive mis-directed communications from time to time, I fail to see how she cannot apply the same principle to five or more David Smiths, all working for the same company and contained in the same corporate address book in the e-mail system."

"The elder Eagleburger served as Acting Secretary of State, and didn't resign from Halliburton's Board of Directors until May 2003 (he joined the Board in 1998, the same year as the Dresser Deal), according to the Company's 2003 proxy materials. I bet the elder Eagleburger could confirm during a deposition that his three sons and he receive mis-directed communications from time to time, and I also bet he would have a very unique perspective on the FCPA implications of the mis-directed e-mails I received while he was a corporate Director (given his prior role as Acting Secretary of State). According to the Company's 2002 proxy materials, former Acting Secretary Eagleburger is a Senior Foreign Policy Advisor at the firm of Baker, Donelson, Bearman & Caldwell in Washington, DC. That information is confirmed by the law firm's website. One of the law firm's named partners, Howard H. Baker, is - among other things - the former Vice Chairman of the Senate Watergate Committee."

"I read extensively about Senator Baker when I was in the Government program at Harvard," says Smith. "He's a bit like the Republican version of Clark Clifford, some might say - a sort of consigliere who spans multiple Administrations, if you will. As I'm sure Senator Baker would agree, it's so often the cover-up that compounds the original offense, and the 'Completely Without Merit' chorus began losing its cache long ago, during Watergate."

Smith says: "Here, we're dealing not with a third-rate burglary, but with a Halliburton attorney's third-rate understanding of the rudiments of e-mail and the address book function of e-mail. I did not ask to receive - nor did I take any steps to intercept - the communications that were sent to me. Because one of Halliburton's attorneys didn't exercise due care and caution to ensure that his cc: list of intended recipients included only those to whom he actually intended to send his missive, I was looped in to a running electronic conversation that I did not care to be privy to (since recipients of the original e-mail naturally assumed that all other recipients were candor-worthy, the Reply to All messages I received were extremely candid about the Company's intended lobbying, legal strategy, and PR strategy with respect to the Nigerian bribery matters). So Ms. Mann can screech out the 'Completely Without Merit' chorus all she likes, but I received what I said I received - and every day that so-called 'leaders' of my party ignore the allegations, makes me more and more disillusioned to be a registered Republican."

"Teddy Roosevelt had the courage of his convictions, and he took on the corporate scofflaws of his day. I expect leaders of my party to put their American birthright and their oath of office ahead of their party affiliation. I also urge them to bear in mind the wise words of a great American jurist, Justice Brandeis."

Writing in Olmstead v. United States, Brandeis penned: "Decency, security, and liberty alike demand that government officials shall be subjected to the same rules of conduct that are commands to the citizen. In a government of laws, existence of the government will be imperiled if it fails to observe the law scrupulously. Our government is the potent, the omnipresent teacher. For good or for ill, it teaches the whole people by its example. Crime is contagious. If the government becomes a lawbreaker, it breeds contempt for law; it invites every man to become a law unto himself; it invites anarchy. To declare that in the administration of the criminal law the end justifies the means - to declare that the government may commit crimes in order to secure the conviction of a private criminal - would bring terrible retribution. Against that pernicious doctrine this court should resolutely set its face."

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Important Information: David A. Smith plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of the Halliburton Company in connection with the 2007 Annual Meeting, currently scheduled to be held on Wednesday, May 17, 2007. HALLIBURTON SHAREHOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Smith is the beneficial owner of 1 share of Halliburton's common stock, as of September 21, 2006. Mr. Smith did not seek or obtain permission to quote any third-party sources contained in this filing.